Metal Recovery Technologies, Inc.
                                    Form 8-K
                                    Exhibit

                                    AGREEMENT
                                    ---------

THIS AGREEMENT is made and entered into this 11th day of September,1997 by and among Olympic Continental Resources, L.L.C., an Ohio Limited Liability Company, having its principal office at 30050 Chagrin Boulevard, Suite 220, Pepper Pike, Ohio 44124 ("OCR"), Metal Recovery Industries (US), Inc., a Delaware corporation, having its principal office at 415 East 151st St., E. Chicago, Indiana 46312 ("MRI"), and Metal Recovery Technologies, Inc., a Delaware corporation, having its principal office at 415 East 151st St., E. Chicago, Indiana 46312 ("MRTI").

                                    PREAMBLES
                                    ---------

WHEREAS, OCR is in the business of procuring and reselling scrap metals including galvanized steel and steel which is not galvanized; and,

WHEREAS, MRI is in the business of purchasing galvanized steel and using its proprietary technology and process to remove all or substantially all of the zinc therefrom and reselling the remaining dezinced steel; and,

WHEREAS, MRTI is the holding company of MRI; and,

WHEREAS, OCR wishes to sell to MRI on an exclusive basis and MRI wishes to purchase from OCR on an exclusive basis all of MRI's requirements of scrap galvanized steel to be processed at MRI's East Chicago, IN plant ("Plant"); and

WHEREAS, MRI wishes to sell to OCR on an exclusive basis and OCR wishes to purchase from MRI on an exclusive basis all of the output of the Plant of dezinced steel; and,

WHEREAS, MRI and OCR also wish to make arrangements respecting the processing by MRI or its affiliates of scrap galvanized steel at locations in the United States and Canada other than the Plant and the reselling of the dezinced steel obtained therefrom;

THEREFORE, the parties agree as follows:

1. GENERAL. The Preambles hereto are incorporated herein by this reference. All references below throughout this Agreement to MRI, except as otherwise specifically indicated, will be deemed to include references to MRTI, and MRI and MRTI will be treated, for purposes of this Agreement, as one entity, jointly and severally responsible for the performance of their respective obligations under this Agreement.

2. SALES. During the term of this Agreement and subject to the terms and conditions hereof, OCR shall purchase from MRI and MRI shall sell to OCR, on an exclusive basis, and utilizing OCR's standard purchase order forms, all of the output of dezinced steel ("Processed Material") produced at the Plant. Subject to Section 18 hereof, such sales shall be based upon OCR's needs from time to time and MRI and OCR shall communicate with each other as to OCR's needs. OCR agrees to use reasonable efforts to resell the Processed Material expediously on terms reasonably available when the Processed Material is offered for sale. All shipments shall reflect the following general terms:

     a) Each portion of the Processed Material will be sold to OCR at a price (the "Repurchase Price") equal to the difference obtained by subtracting from the gross sales price at which such portion of the Processed Material is resold by OCR to its customer(s):

          i) Applicable freight charges, if any, from the Plant to the customer(s);

          ii) A sales commission in an amount equal to three percent (3%) of such gross sales price plus applicable freight charges;

          iii) A "Material Loss Factor," representing the reduction in the weight of the Processed Material from the Material from which the former was produced solely as a result of the processing/dezincing operation. The Material Loss Factor shall be reflected as a dollar amount per ton of Processed Material. Appropriate procedures shall be maintained by MRI to determine the weight of Material received and Processed Material shipped, as well as the weight of the product and by-product produced by the dezincing operation.

     b) OCR shall pay MRI the Repurchase Price for each portion of the Processed material upon the earlier of:

          i) fifteen (15) days from the date of shipment of such portion of the Processed Material or

          ii)  the date of offset described in Paragraph 4 below.

3. PURCHASES. During the term of this Agreement and subject to the terms and conditions hereof, and subject to acceptable credit being established and maintained by MRI, which acceptable credit will be determined in OCR's sole judgment, OCR shall sell to MRI and MRI shall purchase from OCR, on an exclusive basis, and utilizing OCR's sales order forms, all of MRI's requirements of scrap galvanized steel (herein referred to as "Material") to be processed at the Plant which is estimated to be approximately 100,000 gross tons per year. Subject to Section 18 hereof, such purchases shall be based on OCR's sales to third parties of Processed Material and OCR and MRI shall communicate to each other as to OCR's needs. OCR agrees to use reasonable efforts to establish long term sources of supply on terms reasonably satisfactory to MRI. Such terms shall include price, quantity, quality specifications and delivery schedules. All shipments shall be invoiced on OCR standard forms and shall reflect the following terms:

     a) Each portion of the Material will be purchased by MRI at a price (the "Purchase Price") equal to the sum of the following:

               i)   Cost of such portion of the Material to OCR;

               ii) Applicable freight charges, if any, from origin of shipment to the Plant;

               iii) A purchase  commission  in an amount equal to three  percent
                    (3%) of the total  amounts  referred  to in clauses  (i) and
                    (ii) above.

     b) The Purchase Price for each portion of the Material shall be payable to OCR upon the earlier of:

               i) Thirty (30) days from the date of delivery to the Plant of such portion of the Material or

               ii)  The date of offset described in Section 4 below.

The obligation of MRI to pay the Purchase Price shall be secured by a first security interest in favor of OCR on all present and future inventory of Material and Processed Material and accounts receivable of MRI. MRI hereby grants to OCR a first security interest in all of its present and future inventory of Material and Processed Material and in all proceeds thereof, including insurance proceeds, and in all of its present and future accounts receivable and in all proceeds thereof.

4.   WORKING CAPITAL FINANCING; OFFSET.

     a) The parties acknowledge that the three percent (3%) fee which is payable to OCR both in respect of purchases by MRI of Material and of sales by MRI of Processed Material is the minimum such fee to be received by OCR and is intended in part to compensate OCR, on the basis of a charge at a rate of 1% per month (pro rated for any partial month), for credit provided directly or indirectly to MRI by OCR, to wit, to the extent that MRI fails to pay for Material within 30 days of receipt thereof or that customers of OCR fail to pay for Processed Material within 45 days from shipment by MRI. It is intended that the charge shall be reviewed based on the difference between (A) the aggregate of (i) the average daily balance beyond 30 days of outstanding accounts payable by MRI to OCR which are more than 30 days old and, (ii) the average daily balance beyond 45 days of accounts payable to OCR by third party customers which are more than 45 days old (collectively, the "OCR Credit Balance") and (B) the average daily balance of accounts paid by MRI to OCR in less than 30 days (the"MRI Credit Balance").A calculation shall be made as to the foregoing as of the end of each calendar month. Theparties shall make a periodic financial adjustment between themselves, upon the completion of such calculation, to the end that, for any period, OCR shall receive a financing charge on the net credit balance extended by OCR to MRI (calculated as aforesaid) equivalent to one percent (1%) per month, or if the prime rate (as quoted in the Wall Street Journal) averaged over any calculation period exceeds eleven (11%), equivalent to the prime rate over such period plus one percent (1%). In no event shall the fees to be received by OCR be less than 3% in respect to each purchase and sale.

     b) From time to time, OCR is authorized to offset, and shall notify MRI in writing that it is offsetting amounts owed to MRI for the purchase by OCR of Processed Materials against amounts owed by MRI to OCR for Materials purchased by MRI, such notice to specifically identify invoices which are being offset. OCR shall provide MRI with periodic (but not less than monthly) statements of account showing amounts then owed to MRI by OCR and by MRI to OCR.

5. COSTS. Each party shall be solely responsible for its own costs of fulfilling its obligations as set forth in this Agreement.

6. TERM; RENEWAL. The term of this Agreement, unless sooner terminated in accordance with applicable provisions hereof, shall be for an initial period commencing September 11, 1997 and ending September 10, 2002. The term of this Agreement shall be automatically renewed for one (1) additional five (5) year period if either party shall fail to give written notice to the other of such party's election not to renew the term at least ninety (90) days prior to the expiration of the initial 5-year period. Reference in this Agreement to the "term" shall include both the initial period and the 5-year renewal period, as applicable in the event this Agreement shall have been renewed.

7.   CAPITAL FINANCING, PUBLICITY.

     a) First Phase Financing. It is understood by all parties to this Agreement that MRI needs to raise and invest approximately Two Million Dollars ($2,000,000.00) to upgrade the Plant to be capable of dezincing 9000 gross tons per month of Material.

     b) Second Phase Financing. It is envisioned that upon the successful conclusion of the First Phase Financing and Plant upgrade, MRI will seek to obtain additional financing of at least Three Million Dollars ($3,000,000.00).

     c) Combined Financing. It is also understood that an offering by MRI for Five Million Dollars ($5,000,000.00) combination debt and equity may be arranged as an alternative to the First Phase Financing and Second Phase Financing.

     d) Publicity. OCR is willing to make public the nature and scope as well as the intent of its business activities with MRI, but MRI shall not issue any press releases or make any other public comments in any form whatsoever regarding its business relationship with OCR without the express written prior approval of OCR.

8.   TERMINATION.

     a) In addition to any other right at law or in equity to terminate the term of this Agreement for cause, either party may terminate the term of this Agreement at any time, without cause, by giving the other party ninety (90) days advance written notice. Prior to termination by MRI, MRI shall pay all sums due OCR.

     b) Should either party fail to observe or perform any of the terms or conditions hereof, the other party may terminate the term of this Agreement by giving written notice to the defaulting party of such failure, provided that such failure continues for a period of ten (10) days after receipt of a written notice specifying such failure.

     c)   In the event that the First Phase Financing or Combined  Financing per
          Section 7 above has not been completed and/or substantially completed by December 31, 1997, either party may terminate this Agreement by giving written notice.

9. POST TERMINATION OBLIGATIONS. On and after the termination of the term of this Agreement:

     a) Each party shall be obligated to perform under such purchase, sales, and tolling agreements entered into between them prior to the date when such termination becomes effective, and all applicable provisions hereof shall remain in effect as to such agreements.

     b) MRI (on behalf of itself, its affiliates, and all persons and entities it controls or which are under common control with it) may not, during a period of twenty four (24) months thereafter, contact, solicit or otherwise do business with any sources or customers from whom or for whom OCR solicited to purchase any Material or to sell any Processed Material in furtherance of this Agreement or with whom a tolling arrangement has been entered into, unless MRI shall pay to OCR during such period the commission that would otherwise have been due hereunder upon purchases of Material by OCR for sale to MRI and upon sales of Processed Material by OCR purchased from MRI, and the per ton fee payable in respect of a toll arrangement with such a source or customer, provided, that MRI's obligation to pay commissions and fees in respect -------- of purchases, sales, and tolling which relate to agreements referred to in Section 9(a) above shall continue for a twenty four (24) months period beyond the expiration or termination of any such agreement and further provided, that MRI's obligations under this subsection (b) ---------------- shall not otherwise be deemed to defer the effective date of termination of the term hereof.

     c) Promptly after the termination of the term of this Agreement, the parties shall make payment of all sums due the other party other than those sums which have been paid prior to termination as provided for in Section 8(a) above. Except for such settlement of accounts, the sole remedy and recovery against OCR for OCR's breach of this Agreement or any other agreements referred to herein or delivered pursuant hereto, or for OCR's failure to observe or perform any of the terms and conditions hereunder or thereunder, shall be limited to termination of the term of this Agreement. Upon such payment and receipt by OCR of all monies due or to become due OCR pursuant to this Agreement, OCR shall forthwith take such actions as are necessary to release OCR's security interest in any property of MRI and shall terminate all filings under the Uniform Commercial Code in connection with OCR's security interest.

10. TOLLING ARRANGEMENT. It is contemplated by the parties that, in addition to MRI purchasing Material from OCR, and MRI selling Processed Material to OCR, MRI will enter into so-called tolling arrangements (whereby material owned by others is dezinced for a fee) directly with manufacturers or producers of scrap, and also that MRI may establish other plants in the United States or Canada which provide dezincification processing services comparable to those provided at the Plant.

11.  RIGHT OF FIRST REFUSAL.

     a) If, prior to the termination of the term of this Agreement, MRI shall determine to operate or establish one or more additional facilities within the United States or Canada to operate in a manner similar to the function and business of the Plant, it shall give written notice to OCR of such determination. OCR will have the right and option, but not the obligation, to consult with MRI in establishing such facilities and to enter into an agreement supplemental hereto whereby this Agreement shall apply to such facility (subject to Philip Services' right of first refusal for the Canadian market).

     b) MRI may also establish additional facilities for the purpose of dezincing scrap for specific customers on a toll arrangement. OCR will be involved during the negotiations for all contracts of a tolling nature. OCR will receive the following fees:

          i) a fee commensurate with OCR's involvement on any such tolling contract, in an amount agreed upon by the parties; and

          ii) a monthly fixed fee of One Dollar per gross ton ($1.00/GT) of scrap tolled.

     c) In respect to any tolling arrangement which permits the purchase of material from third parties to be processed or the sale to third parties of material processed (collectively, "Additional Material"), it is intended that OCR shall have the right and option, but not the obligation, to be MRI's exclusive broker on all ferrous scrap purchased for or sold from these facilities as Additional Material. In the event OCR agrees to purchase and sell Additional Material, OCR and MRI agree to enter into an agreement supplemental hereto whereby this Agreement will apply to these facilities. It is also agreed that MRI will receive from OCR a fee of One Dollar per gross ton ($1.00/GT) for the purchase or sale of Additional Material by OCR.

     d) MRI agrees that if it establishes facilities at or about the premises of a manufacturer or producer of scrap, and if it enters into tolling arrangements with such parties, MRI will endeavor to obtain the agreement of such party not to market material processed for such manufacturer or producer to third parties without first offering same to OCR, but MRI shall have no liability to OCR if it is unable to obtain such agreements or if the manufacturers or producers fail for any reason to comply therewith.

     e) In no event, however, shall MRI make use of, disclose, or permit the disclosure to any third party whatsoever, the identity of any parties solicited by or on behalf of OCR for the purchase of Material or the sale of Processed Material.

12. LICENSING. In the event that MRI licenses its technology for use by others, MRI will use its best efforts to ensure that all scrap marketing as a result of the licensing agreement is conducted by OCR under the same terms and conditions as sections 11 above. OCR will be involved with MRI in all negotiations for licensing agreements and will receive a fee commensurate with their involvement on the formation of the licensing agreement in an amount agreed upon by the parties.

13.  INVENTORY.

     a) MRI shall identify the Material it purchases from OCR and the resulting Processed Material and shall maintain same in a safe, secure, segregated area at the Plant and shall identify same as being subject to the security interest of OCR. MRI shall further maintain detailed inventory records which shall also identify OCR's security interest. MRI shall provide OCR access at reasonable times to the Plant for OCR's inspection of the inventory and grants to OCR the right to audit, inspect, and photocopy all of MRI's inventory books and records to determine MRI's compliance with this Agreement.

     b) Except for the tolling arrangements described above or with the written permission of OCR, MRI shall not have any galvanized steel or dezinced steel on the premises of the Plant unless the same has been purchased from and/or will be sold to OCR.MRI shall fully insure the inventory of Material and Processed Material against risks customarily insured against and shall name OCR as an additional insured and loss payee to the extent of its security interest.

14. BOARD OF DIRECTORS REPRESENTATION. Effective the date of this Agreement, OCR will be entitled to have two (2) persons of its choice take seats on the Board of Directors of MRTI and OCR will remain so entitled to have two
     (2)  seats  on the  Board  of  Directors  of MRTI  during  the term of this
     Agreement and any renewal or extension thereof. Prior to OCR's representatives taking their seats on such Board, MRTI shall provide Errors and Omissions Insurance for each of OCR's representatives in an amount not less than Five Million Dollars ($5,000,000.00). Such insurance shall be underwritten and issued by an insurance carries acceptable to OCR. OCR's representatives will take seats on such Board upon MRI's completion of the First Phase Financing and Second Phase Financing or Combined Financing as provided in Section 7 of this Agreement, by which time MRTI shall have obtained such Errors and Omissions Insurance coverage for OCR's representatives on such Board.

15.  OCR OPTIONS.

     a) Effective as of the date of this Agreement, OCR and/or its affiliated companies will have an option without restriction to subscribe for twelve (12) million common shares in MRTI at a price of Ten Cents ($0.10) per share for a period of two years from the date of this Agreement. This option shall expire prior to the end of such two year period only if OCR terminates this Agreement without cause. Otherwise, this option shall not expire prior to the end of such two year period, even if this Agreement is terminated by OCR for cause or by MRTI with or without cause. The warrant documents granting these options will be executed along with this Agreement. A copy such warrant documents are attached hereto as Exhibit A and are fully incorporated herein.

     b) OCR and/or its affiliated companies will have the option, but not the obligation, to participate in any equity investments offered by MRI or MRTI in their efforts to obtain the necessary financing indicated in
          Section 7 of this Agreement. OCR and/or its affiliates shall have the option to purchase up to Twenty Percent (20%) of the shares so offered.

16. COMPLIANCE WITH LAWS; INSURANCE; INDEMNIFICATION. Each party shall fulfill its obligations hereunder in full compliance with all applicable federal, state and local laws, ordinances and regulations including but not limited to those relating to labor, environmental, and tax matters. Each party shall indemnify, defend, and hold the other party (and its respective owners, officers, directors, successors, and assigns) harmless of and from any and all liability, costs, demands, damages, and expenses (including reasonable attorneys and paralegal fees) arising from its failure to fulfill its obligations hereunder in full compliance with any such applicable law or regulation. MRI shall further hold OCR harmless.
     indemnify, and defend it from and against any and all claims, losses, costs, damages, and expenses, including reasonable attorney's fees, reasonable expert witness' fees, and the costs of investigation, which OCR may suffer as a result of environmental conditions on and property owned, leased, or used by MRI. MRI shall maintain environmental impairment insurance, general liability insurance, and product liability insurance in a form acceptable to OCR and with coverage amounts as the parties may from time to time agree (but, in any event, not less than $5,000,000.00 per occurrence), each of which will name OCR as additional named insured and loss payee.

17. CONFIDENTIALITY. The term "Confidential Information" as used in this Agreement shall mean any financial, economic, technical or other information, know-how, material or data relating in any way to the process for removing zinc from galvanized steel, whether or not technically constituting trade secrets or proprietary information, which may hereafter be, or which has heretofore been, disclosed or transmitted, whether orally or in writing, or in any other way, by MRI to OCR except to the extent that such information, know-how, material or data (i) was, is, or becomes available to OCR on a non-confidential basis prior to its disclosure to OCR by MRI, (ii) was, is, or becomes generally available to the public, (iii) was, is, or becomes already in the possession of OCR at the time so disclosed or transmitted, (iv) was, is, or becomes a matter of public information.

     OCR hereby agrees that except as required by law:

     a) It will not disclose (except that disclosure may be made to OCR's officers, directors, lenders, accountants, attorneys, advisors, and a limited number of employees) to others any Confidential Information received by it from MRI, except without the prior written consent of MRI.

     b)   It will:

          i) confine access to Confidential Information received by it from MRI to its officers, directors, lenders, accountants, attorneys, advisors, and a limited number of its employees and

          ii) use its best efforts to prevent any such person from disclosing such Confidential Information to others.

18. NEW VENTURE. It is understood that the dezincing process to be utilized by MRI has not to the parties knowledge been implemented successfully on a commercial scale in the United States. Accordingly, OCR will be attempting to develop new markets for the Processed Material as well as to secure markets for supply of acceptable Material. The parties agree that even though the Plant's capacity to process Material may be greater, OCR shall only be required to sell to MRI so much of the Material as OCR is able to purchase on terms satisfactory to OCR and MRI, and OCR shall be required to purchase from MRI only so much of the Processed Material as OCR is able to sell to third parties on terms satisfactory to OCR.

     In addition, it is understood and agreed that OCR shall have no liability in respect to any of the following in this paragraph, and does not in any way guarantee, warrant or represent that (i) the pricing and payments provided for herein are such that MRI will operate profitably, (ii) any third party will observe or perform its agreements in a timely manner, and/or (iii) any Material sold to MRI, and any Processed Material sold to third parties, will meet any particular specification.

     In that OCR will be expending substantial efforts to develop the necessary sources for the Material and the markets for the Processed Material, MRI agrees that it will keep confidential and will not disclose, permit the disclosure of, or in any way utilize for its benefit (a) the identity of any person or entity solicited by or on behalf of OCR for the purchase of Material or the sale of Processed Material, and (b) the terms or conditions of any transaction in regard to the Material or Processed Material, and (c) the terms or conditions of any transaction in regard to the Material or Processed Material.

19. AMENDMENT; WAIVER. This Agreement may be amended only by the mutual agreement of the parties in writing. No waiver by any party hereto of a breach of any provision of this Agreement by the other party, or of compliance with any condition or provision of this Agreement to be performed by such other party, will operate or be construed as a waiver of any subsequent breach by such other party or any similar or dissimilar provisions and conditions at the same or any prior or subsequent time. The failure of any party hereto to take any action by reason of such breach will not deprive such party of the right to take action at any time while such breach continues.

20. APPLICABLE LAW; JURISDICTION. The provisions of this Agreement shall be construed in accordance with the laws of the State of Ohio, without regard to the conflict of law provisions of any state.

21. ASSIGNMENT. This Agreement may not be assigned by MRI or by OCR without the written consent of the other. This Agreement shall inure to the benefit of and shall be binding upon the parties hereto and their respective successors and, if assigned, their assigns.

22. REPRESENTATION AND WARRANTIES. MRI hereby represents and warrants to OCR that (a) it is a corporation duly formed and validly existing under the laws of the state of Delaware and is in good standing thereunder; (b) it has the corporate power and authority to enter into this Agreement and all ancillary instruments and agreements referred to in this Agreement, and all corporate action has been taken to authorize it to do so; ( c) it is in compliance with all state, federal and local laws, rules and regulations and there are no claims or investigations of any government authorities pending or threatened against it; (d) there are no approvals or consents necessary to be obtained from any third party, person, or body as a conditions to its entering into this Agreement; (e) its financial statements and information heretofore and hereafter provided to OCR are and will be true and correct and have and will be prepared in accordance with generally accepted accounting principles; (f) it is not engaged in any litigation which, if determined adversely, would have a material adverse effect upon its business, assets, financial condition, or future prospects;
     (g) it is not in default under any third party agreement, lease, indenture, note, or other instrument or document or understanding, written or oral, whether with the passage of time, the giving of notice, or both, or otherwise, and it is not aware that nay such litigation is threatened; (h) its only place of business and location of its inventory is at 415 East 151st Street, E. Chicago, Indiana; (I) it has good title to all of its inventory, and there there are no liens, claims, security interests, or other encumbrances thereon; and (j) in connection with the fore going representations and warranties, it has not made a material misstatement or omitted to make a statement without which any one or more of the foregoing statements would be materially misleading.

23. NOTICES. Notices provided for in this Agreement shall be in writing and shall be delivered personally or sent by registered or certified mail, return receipt requested, postage prepaid, or sent by prepaid overnight courier to the parties at the addresses set forth below (or such other addresses as shall be specified by the parties by similar notice.) Such notices shall be deemed given:

     a) in the case of delivery by overnight service with guaranteed next day delivery, the next day or the day designated for delivery; or

     b) in the case of certified or registered U.S. mail, five days after deposit in the U.S. mail;

     provided, however, that in no event shall any such communications be deemed to be given later than the date they are actually received. Communications that are to be delivered by the U.S. mail or by overnight service are to be delivered to the addresses set forth below:

                  to OCR:          Olympic Continental Resources, L.L.C.
                                   Suite 220
                                   30050 Chagrin Boulevard
                                   Pepper Pike, OH 44124
                                   Attn.: Mr. Uwe T. Schmidt

                  to MRI:          Metal Recovery Industries (US), Inc.
                                   415 E. 151st Street
                                   East Chicago, IN 46312
                                   Attn.: Mr. Michael Lucas

                  to MRTI:         Metal Recovery Technologies, Inc.
                                   415 E. 151st Street
                                   East Chicago, IN 46312
                                   Attn.: Mr. Michael Lucas

     Each party, by written notice to the other party, may modify the applicable delivery address or person to whose attention such notice shall be directed.

24. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties concerning the subject matter hereof and, supersedes all prior or contemporaneous agreements, if any, between the parties relating to the subject matter hereof.

25. OTHER. The headings of each paragraph shall not be construed to change or limit the provisions hereof. The language hereof shall be construed in accordance with its plain meaning without regard to the draftsperson thereof. The enforceability of this Agreement, shall not cease upon or be adversely affected by the termination of the term of this Agreement.

IN WITNESS WHEREOF, The parties have executed this Agreement as of the date first written above.

                                    Olympic Continental Resources, L.L.C.

Witness: Jack Rieser /s/            By: Uwe T. Schmidt /s/

                                    Its: President


                                    Metal Recovery Industries (US), Inc.


Witness: Patti Carpenter /s/        By: Michael S. Lucas /s/

                                    Its: Chairman


                                    Metal Recovery Technologies, Inc.

Witness: Patti Carpenter /s/        By: Michael Lucas /s/

                                    Its: Chairman